INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of July 12, 2018, between CPG FOCUSED ACCESS FUND, LLC (the "Fund"), a Delaware limited liability company, and CENTRAL PARK advisErS, llc (the "Adviser"), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company and desires to retain the Adviser as investment adviser to furnish certain investment advisory and portfolio management services to the Fund, and the Adviser is willing to furnish these services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.           Appointment. The Fund hereby appoints the Adviser as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts this appointment and agrees to render the services herein set forth, for the compensation herein described.

2.           Duties as Investment Adviser.

(a)         Subject to the supervision of the Fund's Board of Directors (the "Board"), the Adviser will have full discretion and authority (i) to manage the assets and liabilities of the Fund and (ii) to manage the day-to-day business and affairs of the Fund. In furtherance of and subject to the foregoing, the Adviser will have full power and authority on behalf of the Fund, among other matters:

(1)	to purchase, sell, exchange, trade and otherwise deal in and with securities and other property of the Fund and to loan securities of the Fund;

(2)	to do any and all acts and exercise all rights with respect to the Fund's interest in any person, firm, corporation, partnership or other entity, including, without limitation, voting interests or shares of the Investment Funds (unless waived as provided in the immediately succeeding paragraph) (as defined in the Fund's confidential offering memorandum (the "Memorandum"));

(3)	to enter into agreements with the Investment Funds irrevocably to forego the right to vote interests or shares of the Investment Funds;

(4)	to enter into agreements with the Investment Funds that provide for, among other things, the indemnification by the Fund of the Investment Funds and the Investment Fund Managers (as defined in the Memorandum) to the same or different extent as provided for in respect of the Adviser, and to terminate such agreements;

(5)	to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions, subject to Paragraph 2(b);

(6)	to borrow from banks or other financial institutions and to pledge Fund assets as collateral therefor, to trade on margin, to exercise or refrain from exercising all rights regarding the Fund's investments, and to instruct custodians regarding the settlement of transactions, the disbursement of distributions and other payments to the Fund's investors ("Investors") with respect to repurchases of units of limited liability company interests in the Fund ("Units"), and the payment of Fund expenses;

(7)	to call and conduct meetings of Investors at the Fund's principal office or elsewhere as it may determine and to assist the Board in calling and conducting meetings of the Board;

(8)	to engage and terminate such attorneys, accountants and other professional advisers and consultants as the Adviser may deem necessary or advisable in connection with the affairs of the Fund or as may be directed by the Board;

(9)	to engage and terminate the services of persons to assist the Adviser in providing, or to provide under the Adviser's control and supervision, advice and management with respect to the Fund at the expense of the Adviser;

(10)	as directed by the Board, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Fund or any assets of the Fund;

(11)	if directed by the Board, to arrange for the purchase of (A) one or more "key man" insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Fund, or (B) any insurance covering the potential liabilities of the Fund or relating to the performance of the Board or the Adviser, or any of their respective principals, trustees, officers, members, employees and agents; and

(12)	to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in such activities and transactions as are, in the opinion of the Adviser, necessary and appropriate for the conduct of the business of the Fund without the act, vote or approval of any other Investors or person.

(b)         The Adviser, in its discretion, and to the extent permitted by applicable law, may use brokers that provide the Fund with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser's good faith determination that such commission is reasonable in terms of either the particular transaction or the overall responsibility of the Adviser to the Fund and its other clients, and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Should the Adviser simultaneously place orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(c)         The Adviser agrees to provide certain management and administrative services to the Fund. These services shall include:

(1)	the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

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(2)	the general supervision of the entities which are retained by the Fund to provide administrative services and custody services to the Fund;

(3)	the handling of Investor inquiries regarding the Fund and providing Investors with information concerning their investment in the Fund;

(4)	monitoring relations and communications between Investors and the Fund;

(5)	overseeing the drafting or updating of disclosure documents relating to the Fund and assisting in the provision of all offering materials to Investors;

(6)	overseeing the maintenance and updating of Investor information, such as change of address and employment;

(7)	overseeing the distribution and acceptance of Investor Applications (as defined in the Memorandum) and confirming the receipt of such Investor Applications and funds;

(8)	issuing instruments certifying Investor ownership of Units;

(9)	coordinating and organizing meetings of the Board;

(10)	preparing materials and reports for use in connection with meetings of the Board;

(11)	overseeing the preparation of and filing of any required tax or information returns; and

(12)	reviewing and approving all regulatory filings required under applicable law.

Notwithstanding the appointment of the Adviser to provide services hereunder, the Board shall remain responsible for supervising the management, business and affairs of the Fund.

3.          Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser or its affiliates, who also may be a Director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.          Expenses.

(a)         During the term of this Agreement, the Fund will bear all expenses incurred in the business of the Fund, other than those not specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund will include, but are not limited to, the following:

(1)	all expenses related to the Fund's investment program, including, but not limited to: (i) expenses borne through the Fund's investments in Investment Funds and other securities, including, without limitation, any fees and expenses charged by the investment advisers, asset managers, managing members, general partners or sponsors thereof (such as management fees, incentive fees or allocations, pass through expenses and costs and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund's account, such as direct and indirect

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expenses associated with the Fund's investments (whether or not consummated), and enforcing the Fund's rights in respect of such investments; (iii) transfer taxes and premiums; (iv) taxes withheld on non-U.S. dividends or other non-U.S. source income; (v) fees for data, software and technology providers; (vi) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); and (vii) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

(2)	the Management Fee (as defined below);

(3)	any authorized distribution or servicing fee, as described in the Memorandum;

(4)	all costs and expenses associated with the organization and initial registration of the Fund, up to $1 million per the Adviser's voluntary agreement to limit such costs and expenses;

(5)	all costs and expenses associated with the operation and ongoing registration of the Fund, including, without limitation, all costs and expenses associated with repurchase offers, offering costs and the costs of compliance with any applicable federal, state or non-U.S. laws;

(6)	the fees of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Directors") and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Investors or the Board, its committees or the Independent Directors that are permitted or required to be held under the terms of the Fund's Limited Liability Company Agreement, as may be amended or amended and restated from time to time, the 1940 Act or other applicable law;

(7)	a portion, as determined by the Board, of the compensation payable to the Fund's chief compliance officer, and expenses attributable to implementing the Fund's compliance program;

(8)	the fees and expenses of performing research, risk analysis and due diligence, including third party background checks;

(9)	the fees and disbursements of any attorneys, accountants, independent registered public accounting firms and other consultants and professionals engaged on behalf of the Fund or the Independent Directors;

(10)	a portion, as approved by the Board, of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser, the Directors or the officers of the Fund;

(11)	recordkeeping, custody and transfer agency fees and expenses of the Fund;

(12)	the fees and expenses of other service providers to the Fund, including depositaries (such as The Depository Trust & Clearing Corporation and National Securities Clearing

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Corporation), and other persons providing administrative services to the Fund, including the Fund's administrator;

(13)	all costs and expenses of preparing, setting in type, printing and distributing reports and other Fund communications to Investors, whether for regulatory or some other purpose;

(14)	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties engaged by or on behalf of the Fund;

(15)	all charges for equipment or services used for communications between the Fund and any custodian, administrator or other agent engaged by the Fund;

(16)	any extraordinary expenses, that is, those incurred outside of the ordinary course of business, including, without limitation, litigation or indemnification expenses and costs incurred in connection with holding and/or soliciting proxies for a meeting of Investors;

(17)	all taxes to which the Fund may be subject, directly or indirectly, and whether in the U.S., any state thereof or any other U.S. or non-U.S. jurisdictions, including excise taxes on undistributed income; and

(18)	such other types of expenses as may be approved from time to time by the Board.

(b)         The payment or assumption by the Adviser of any expenses of the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion, and the Adviser shall be reimbursed for any advance payment made on behalf of the Fund upon the request of the Adviser.

5.          Compensation. The Fund will pay the Adviser a fee (the "Management Fee") computed and payable monthly, at the annual rate of 0.55% of the Fund's net asset value. For purposes of determining the Management Fee payable to the Adviser for any month, "net asset value" means the total value of all assets of the Fund as of the end of such month, less an amount equal to all accrued debts, liabilities and obligations of the Fund as of such date, and calculated before giving effect to any repurchase of Units on such date and before any reduction for any fees (including distribution and servicing fees) and expenses of the Fund. The Management Fee will be prorated for any period of less than a month based on the number of days in such period.

6.          Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any Investors in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Adviser or its affiliates, who may be or become an officer, Director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of the Adviser even though compensated by it.

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7.           Indemnification.

(a)         The Fund will indemnify the Adviser and its affiliates, and each of their respective members, directors, officers and employees and any of their affiliated persons, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Fund, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Directors who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written opinion, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance, that if one of the foregoing parties receives any such advance, the party will reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this Paragraph 7. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

(b)         Notwithstanding any of the foregoing, the provisions of this Paragraph 7 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Paragraph 7 to the fullest extent permitted by law. The provisions of this Paragraph 7 shall survive the termination or cancellation of this Agreement.

8.           Duration and Termination.

(a)         This Agreement will become effective on the date the Fund commences investment operations, provided that this Agreement will not take effect unless it has first been approved (i) by a vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date the Fund commences investment operations. Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(b)         Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding

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voting securities on 60 days' written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

9.           Use of Name. The Fund agrees that the names "Central Park Group" and "CPG" are owned by Central Park Group, LLC, and that, at the Adviser's request, it will take all necessary action to change the name of the Fund to a name not including "Central Park Group" or "CPG" in any form or combination within 10 days of the Adviser's request, that the Fund's failure to do so is not compensable by monetary damages and that the Adviser shall be entitled to equitable relief to enforce the Fund's obligation hereunder. The provisions of this Paragraph 9 shall survive the termination or cancellation of this Agreement.

10.         Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.         Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.         Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "national securities exchange," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

CENTRAL PARK ADVISERS, LLC

By:
Name:
Title:

CPG FOCUSED ACCESS FUND, LLC

By:
Name:
Title:

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